Exhibit 99.1


           HALIFAX ANNOUNCES FISCAL 2008  FINANCIAL RESULTS

        "The Company Forecasts Profitability for First Quarter"

ALEXANDRIA, VA - July 16, 2008 - Halifax Corporation (AMEX:HX) today announced its financial results for the fiscal year ended March 31, 2008.

Revenues for fiscal year 2008 were $43.9 million compared to $50.7 million for the prior fiscal year. The decrease in revenues in 2008 was attributable to the termination of certain large nation-wide enterprise maintenance contracts, including the loss of a large aeronautic manufacturing customer.

The Company reported an operating loss of $1.8 million for fiscal 2008 as compared to a breakeven result for the prior fiscal year. The loss in fiscal year 2008 was primarily as a result of the loss of certain large nation-wide enterprise maintenance contracts, a charge to increase our reserve for obsolete inventory, the settlement of litigation and a charge for fees related to an acquisition transaction that failed to close. The increase in the reserve for obsolete inventory resulted from changes in the mix of the equipment that we support, as a result of technology upgrades by our customers.

The Company reported a net loss of $2.5 million or ($0.77) per basic and diluted share for fiscal year 2008. This compares to a net loss of $2.4 million or ($0.76) per basic and diluted share for fiscal year 2007. The net loss for fiscal year 2008 was attributable to reduced margins as a result of losses in revenue and increases in our reserve for obsolete inventory and operating costs. The net loss for fiscal year 2007 was principally the result of a loss on an equipment roll out project in the fourth quarter, a charge to increase our reserve for inventory obsolescence, and a charge to record a full valuation allowance on our deferred tax asset.

It was also noted that the Company is once again profitable and cash flow positive and we expect to report earnings for the quarter ended June 30, 2008 of approximately $200,000 or $0.06 per basic and diluted share.

Charles McNew, President and Chief Executive Officer, stated, "Fiscal year 2008 was a transition year for the Company and we believe the losses are now behind us. A significant portion of the losses were comprised of one time charges. We have carefully managed our cash flow and have been able to pay down a sizeable portion of our bank debt in recent months. We have also secured new long-term financing which combined with comprehensive restructuring actions has enabled us to enhance our service model while dramatically reducing labor costs and parts risk. We are confident that our new service model, which targets the supply chain management marketplace is rapidly positioning us for a return to market share expansion."

McNew added, "As we look forward to fiscal year 2009, we are forecasting a solidly profitable first quarter and believe there is a basis to view this as a sustainable environment. We are also continuing to develop a robust pipeline of new business opportunities for both Enterprise Logistics Services and Field Maintenance Solutions opportunities."

For the quarter ended March 31, 2008, revenues were $9.0 million compared to $13.0 million for the same period last year. The operating loss for the quarter ended March 31, 2008 was $887,000 compared to an operating loss of $822,000 for the same period last year. The Company reported a net loss of $955,000 or ($0.30) per basic and diluted share for the quarter ended March 31, 2008 compared to a restated net loss of $2.6 million or ($0.81) per basic share for the quarter ended March 31, 2007.

The Company will host a conference call for investors at 11 a.m. EDT on Wednesday, July 16, 2008, to review the financial and operational results for the quarter. The conference call phone number is 800-908-0783 for U.S. callers and 212-231-2904 for international callers. The conference call replay will be available from 1 p.m. EDT on Wednesday, July 16, 2008, to 1 p.m. EDT on Thursday, July 17, 2008. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21388610.

Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.
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                         Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)




Statement of operations       For the three       For the years
                               months ended      ended March 31,
                                March 31,
                              2008     2007       2008      2007
                                     Restated             Restated

Revenues                      $8,993   $12,977   $43,873   $50,695

Operating costs and            8,714    12,752    40,259    46,268
expenses

Gross profit                     279       225     3,614     4,427

Selling, marketing, general
& administrative expense       1,166     1,047     4,594     4,427
Litigation settlement costs        -         -       410         -
Acquisition costs                  -         -       458         -

Operating loss                 (887)     (822)   (1,848)         -

Other income                       4         9        31        32
Interest expense               (120)     (181)     (654)     (673)

Loss before income taxes     (1,003)     (994)   (2,471)     (641)

Income tax (benefit)            (48)     1,573      (18)     1,769
expense

Net loss                      $(955)  $(2,567)  $(2,453)  $(2,410)

Loss per common share -       $(.30)    $(.81)    $(.77)    $(.76)
basic and diluted


Weighted average number of
common
shares outstanding
  Basic and diluted            3,175     3,175     3,175     3,175

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



Balance Sheets                               March 31,    March 31,
                                             2008         2007
Current assets
 Cash                                               $232      $1,751
 Trade accounts receivable, net                   10,206      11,345
  Inventory, net                                   3,240       4,946
  Prepaid expenses and other current assets          220         584

Total current assets                              13,898      18,626

Property and equipment, net                        1,001       1,225
Goodwill and intangibles, net                      3,580       3,865
Other assets                                         111         121

Total assets                                     $18,590     $23,837

Liabilities and stockholders' equity

Current liabilities
  Accounts payable and accrued expenses           $5,280      $6,375
  Deferred maintenance revenue                     4,309       3,058
  Current portion of long-term debt                  276          31
  Bank debt                                        4,448       6,880
  Auxiliary line of credit                            60       1,000
  Income taxes payable                                35          11

Total current liabilities                         14,408      17,355

Other long-term debt                                 325         120
Subordinated debt - affiliate                      1,000       1,000
Deferred income                                       99         159

Total liabilities                                 15,832      18,634

Stockholders' equity                               2,758       5,203

Total liabilities and stockholders' equity       $18,590     $23,837